Exhibit 99.2
PeopleString Introduces Free Social Coupon Platform for Small Businesses

Launches National Sales Rollout with over 1,500 Local Sales Consultants

RED BANK, N. J., May 16 2011: PeopleString Corporation (OTCBB: PLPE) announced today that it has launched a free social coupon platform for small businesses featuring its ShareItUp coupons which go up in value the more they are shared.  Sharing of coupons can occur on social networks and applications such as facebook and twitter.  The free PeopleDeals business account allows any business to set up a ShareItUp offer and have their offer or deal posted in the PeopleDeals deal listing.  Additionally, PeopleString announced today the introduction of its PeopleDeals “Ultimate” account that provides a full service social media-marketing program for $199 per month.

Details can be found at www.PeopleDeals.com/yourbusiness

PeopleDeals’ “Ultimate” account provides a complete social media marketing service to small businesses.  The “Ultimate” service includes managing a business’s ShareItUp offers, managing their facebook business page, managing and building their Twitter following, managing their PeopleDeals business homepage and building their local social media following.  Over 1,500 local sales representatives who have enrolled in the PeopleDeals Entrepreneur program will offer the Ultimate service nationally.

More information and details on the “Ultimate”, “Pro” and “Basic” accounts can be found at:

https://www.peopledeals.com/register/type.php

 “PeopleDeals now offers businesses the level of service they need to build their social marketing initiatives.  Additionally, our service creates almost a micro group buying platform for businesses who have lower cost goods and services that would not lend themselves to the more traditional group buying platforms.  Businesses can choose our free platform or one of our premium services that make social media marketing available to almost any business regardless of their size and budget”, stated Darin Myman PeopleString’s President and CEO. “ We are very excited to have over 1,500 “Feet on the Street” ready to start selling PeopleDeals this week“

About PeopleString

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "shareItUp" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.

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